Exhibit 99.1

FOR IMMEDIATE RELEASE

Itron Appoints Early Pioneer in Grid Modernization Lynda Ziegler to Board of Directors

LIBERTY LAKE, Wash. - Feb. 22, 2013 - Itron, Inc. (NASDAQ: ITRI) announced today the appointment of Lynda Ziegler to its board of directors effective Feb. 21, 2013. Ziegler has more than 30 years of experience in the energy industry and most recently served as executive vice president of power delivery services at Southern California Edison (SCE).

Ziegler was responsible for the successful automation of nearly 5 million meters and associated supporting systems as a part of SCE's Edison SmartConnect® program. She also successfully led SCE's customer satisfaction efforts, achieving a first-quartile ranking in residential customer satisfaction by J.D. Power & Associates.

“Lynda Ziegler's wealth of industry knowledge and experience will be an asset to the board. We look forward to working with a pioneer in grid modernization who has successfully implemented one of the nation's largest and most innovative smart grid deployments,” said Jon Eliassen, chairman of Itron's board of directors.

Ziegler worked at SCE for more than 30 years, before retiring in September 2012. She held various positions, including senior vice president of customer service, vice president of customer programs and services, and her most recent position of executive vice president of power delivery services. Ziegler started her career at Skil Power Tools where she was the first female power tool salesperson in the industry and handled all aspects of a sales territory.

“Lynda Ziegler is an ideal candidate for Itron's board of directors. Her years of energy industry experience will benefit Itron as we help our customers build smart cities of the future,” said Philip Mezey, Itron's president and chief executive officer.

“It is an honor to join Itron's board of directors. Itron is a truly innovative company that is helping utilities around the globe better manage energy and water,” said Ziegler. “I look forward to bringing my years of experience to help further this mission.”

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

About Itron
Itron is a global technology company. We build solutions that help utilities measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than 100 countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world; start here: www.itron.com.

For additional information, contact:
Itron, Inc.

Sharelynn Moore
Vice President, Corporate Communications
509.891.3524
Sharelynn.Moore@itron.com

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com